Exhibit 99.1
            Item 6. Selected Financial Data
     The following financial data for each of the three years in the period ended December 31, 2008, should be read in conjunction with the other financial information included in this Exhibit 99.1 of this Form 8-K and the other information included in our Item 6. Selected Financial Data in our Annual Report on Form 10-K for the year ended December 31, 2008. All other financial data has been prepared from our accounting records.

	Year Ended December 31,
	2008		2007	2006	2005		2004
	(Dollars in thousands, except per-unit amounts)
Income before cumulative effect of change in accounting principle per limited partner unit(a):
Common unit		$3.08	$1.99	$1.73	$0.49	(b)	N/A
Subordinated unit	$	N/A	$1.99	$1.73	$0.49	(b)	N/A
Net income per limited partner unit(a):
Common unit		$3.08	$1.99	$1.73	$0.44	(b)	N/A
Subordinated unit	$	N/A	$1.99	$1.73	$0.44	(b)	N/A

(a)	As described in Item 8.01 of this Form 8-K, certain of our historical periods’ earnings per unit have been revised as a result of our January 2009 adoption of new guidance regarding the application of the two-class method to calculate earnings per unit for Master Limited Partnerships. There were no changes to the other information included in our Item 6. Selected Financial Data in our Annual Report on Form 10-K for the year ended December 31, 2008.

(b)	The period of August 23, 2005 through December 31, 2005.

Item 8. Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Williams Partners GP LLC,
General Partner of Williams Partners L.P.,
and the Limited Partners of Williams Partners L.P.
     We have audited the accompanying consolidated balance sheets of Williams Partners L.P. as of December 31, 2008 and 2007, and the related consolidated statements of income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Partners L.P. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Williams Partners L.P.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2009 expressed an unqualified opinion thereon.
     As discussed in Note 3 to the consolidated financial statements, the financial statements have been retrospectively revised for the adoption of Emerging Issues Task Force Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
February 23, 2009,
except as it pertains to the retrospective adjustment
of earnings per unit discussed in Note 3, as to
which the date is October 28, 2009

WILLIAMS PARTNERS L.P.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$116,165	$36,197
Accounts receivable:
Trade	16,279	12,860
Affiliate	11,652	20,402
Other	2,919	2,543
Product imbalance	6,344	20,660
Prepaid expenses	4,102	4,056
Reimbursable projects	—	8,989
Other current assets	3,642	3,805

Total current assets	161,103	109,512
Investment in Wamsutter	277,707	284,650
Investment in Discovery Producer Services	184,466	214,526
Gross property, plant and equipment	1,265,153	1,239,792
Less accumulated depreciation	(624,633)	(597,503)

Property, plant and equipment, net	640,520	642,289
Other noncurrent assets	28,023	32,500

Total assets	$1,291,819	$1,283,477

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable:
Trade	$22,348	$35,947
Affiliate	11,122	17,676
Product imbalance	8,926	21,473
Deferred revenue	4,916	4,569
Derivative liabilities — affiliate	—	2,718
Accrued interest	18,705	19,500
Other accrued liabilities	6,172	8,243

Total current liabilities	72,189	110,126
Long-term debt	1,000,000	1,000,000
Environmental remediation liabilities	2,321	2,599
Other noncurrent liabilities	13,699	9,265
Commitments and contingent liabilities (Note 14)
Partners’ capital:
Common unitholders (52,777,452 and 45,774,728 units outstanding at December 31, 2008 and 2007)	1,619,954	1,473,814
Subordinated unitholders (7,000,000 units outstanding at December 31, 2007)	—	109,542
Accumulated other comprehensive loss	—	(2,487)
General partner	(1,416,344)	(1,419,382)

Total partners’ capital	203,610	161,487

Total liabilities and partners’ capital	$1,291,819	$1,283,477

See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L.P.
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007		2006
	(Dollars in thousands, except per-unit amounts)
Revenues:
Product sales:
Affiliate	$314,299	$267,970		$255,075
Third-party	24,981	22,962		16,919
Gathering and processing:
Affiliate	37,893	35,819		42,228
Third-party	195,056	202,775		206,432
Storage	31,429	28,016		25,237
Fractionation	17,441	9,622		11,698
Other	15,961	5,653		5,821

Total revenues	637,060	572,817		563,410
Costs and expenses:
Product cost and shrink replacement:
Affiliate	85,372	73,475		78,201
Third-party	120,706	108,223		97,307
Operating and maintenance expense:
Affiliate	76,735	61,633		53,627
Third-party	109,166	100,710		101,587
Depreciation, amortization and accretion	45,029	46,492		43,692
General and administrative expense:
Affiliate	44,065	42,038		34,295
Third-party	2,994	3,590		5,145
Taxes other than income	9,508	9,624		8,961
Other (income) expense — net	(3,523)	12,095		(2,473)

Total costs and expenses	490,052	457,880		420,342

Operating income	147,008	114,937		143,068
Equity earnings — Wamsutter	88,538	76,212		61,690
Discovery investment income	22,357	28,842		18,050
Interest expense	(67,220)	(58,348)		(9,833)
Interest income	706	2,988		1,600

Net income	$191,389	$164,631		$214,575

Allocation of net income for calculation of earnings per unit:
Net income	$191,389	$164,631		$214,575
Allocation of net income to general partner (a)	28,957	79,507		181,737

Allocation of net income to limited partners (a)	$162,432	$85,124		$32,838

Basic and diluted earnings per limited partner unit:
Net income:
Common units (a)	$3.08	$1.99		$1.73
Weighted average number of units outstanding:
Common units(b)	52,775,710	40,131,195	(c)	18,986,368 (c)

(a)	Retrospectively adjusted as discussed in Note 3.

(b)	Includes subordinated units converted to common on February 19, 2008.

(c)	Includes Class B units converted to common on May 21, 2007.
See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L.P.
CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL

		Limited Partners			Accumulated Other	Total
				General	Comprehensive	Partners’
	Common	Class B	Subordinated	Partner	Loss	Capital
			(In thousands)
Balance — December 31, 2005	$108,526	$—	$108,491	$925,461	$—	$1,142,478
Net income — 2006	21,181	655	11,606	181,133	—	214,575
Cash distributions	(17,887)	—	(11,235)	(872)	—	(29,994)
Issuance of units to public (18,545,030 common units)	625,995	—	—	—	—	625,995
Issuance of units through private placement (6,805,492 Class B units)	—	241,268	—	—	—	241,268
Offering costs	(4,168)	—	—	—	—	(4,168)
Distributions to The Williams Companies, Inc. — net	—	—	—	(114,497)	—	(114,497)
Adjustment in basis of investment in Discovery Producer Services	—	—	—	(7,400)	—	(7,400)
Adjustment in basis of investment in Wamsutter	—	—	—	(39,601)	—	(39,601)
Distributions to general partner for purchase of Four Corners	—	—	—	(1,583,000)	—	(1,583,000)
Contributions pursuant to the omnibus agreement	—	—	—	6,840	—	6,840
Contributions from general partner	—	—	—	18,614	—	18,614
Other	231	—	—	—	—	231

Balance — December 31, 2006	733,878	241,923	108,862	(613,322)	—	471,341
Comprehensive income:
Net income — 2007	64,546	9,212	14,995	75,878	—	164,631
Other comprehensive loss:
Net unrealized losses on cash flow hedges	—	—	—	—	(3,763)	(3,763)
Reclassification into earnings of derivative instrument losses	—	—	—	—	1,276	1,276

Total other comprehensive loss						(2,487)

Total comprehensive income						162,144
Cash distributions	(59,573)	(6,601)	(14,315)	(6,792)	—	(87,281)
Conversion of Class B units into common (6,805,492 units)	244,534	(244,534)	—	—	—	—
Distributions to general partner in exchange for additional investment in Discovery Producer Services	—	—	—	(78,000)	—	(78,000)
Adjustment in basis of investment in Discovery Producer Services	—	—	—	(9,035)	—	(9,035)
Issuance of units to public (9,250,000 common units)	335,220	—	—	—	—	335,220
Issuance of units to general partner (4,163,257 common units)	157,173	—	—	—	—	157,173
Distributions to general partner in exchange for investment in Wamsutter	—	—	—	(750,000)	—	(750,000)
Offering costs	(1,927)	—	—	—	—	(1,927)
Adjustment in basis of investment in Wamsutter	—	—	—	(53,807)	—	(53,807)
Contributions from general partner	—	—	—	10,334	—	10,334
Contributions pursuant to the omnibus agreement	—	—	—	5,362	—	5,362
Other	(37)	—	—	—	—	(37)

		Limited Partners			Accumulated Other	Total
				General	Comprehensive	Partners’
	Common	Class B	Subordinated	Partner	Loss	Capital
			(In thousands)
Balance — December 31, 2007	1,473,814	—	109,542	(1,419,382)	(2,487)	161,487
Net income — 2008	163,917	—	1,556	25,916	—	191,389
Other comprehensive income:
Net unrealized gains on cash flow hedges	—	—	—	—	2,903	2,903
Reclassification into earnings of derivative instrument gains	—	—	—	—	(416)	(416)

Total other comprehensive income						2,487

Total comprehensive income						193,876
Cash distributions	(124,483)	—	(4,025)	(26,874)	—	(155,382)
Conversion of subordinated units into common (7,000,000 units)	107,073	—	(107,073)	—	—	—
Contributions pursuant to the omnibus agreement	—	—	—	2,981	—	2,981
Issuance of units to public (800,000 common units)	28,992	—	—	—	—	28,992
Repurchase of units from Williams (800,000 common units)	(28,992)	—	—	—	—	(28,992)
Other	(367)	—	—	1,015	—	648

Balance — December 31, 2008	$1,619,954	$—	$—	$(1,416,344)	$—	$203,610

See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
OPERATING ACTIVITIES:
Net income	$191,389	$164,631	$214,575
Adjustments to reconcile to cash provided by operations:
Depreciation, amortization and accretion	45,029	46,492	43,692
Provision for loss on property, plant and equipment	6,827	11,306	—
Gain on sale of property, plant and equipment	—	—	(3,055)
Amortization of gas purchase contract — affiliate	—	4,754	5,320
Gain on involuntary conversion	(11,604)	—	—
Equity earnings of Wamsutter	(88,538)	(76,212)	(61,690)
Equity earnings of Discovery Producer Services	(20,641)	(28,842)	(18,050)
Distributions related to equity earnings of Wamsutter	95,926	—	—
Distributions related to equity earnings of Discovery Producer Services	20,641	26,240	12,033
Cash provided (used) by changes in assets and liabilities:
Accounts receivable	4,955	11,830	(13,564)
Prepaid expenses	(46)	(369)	(1,023)
Reimbursable projects	8,989	(8,989)	—
Other current assets	(1,373)	(1,041)	(920)
Accounts payable	(8,280)	7,206	(10,600)
Product imbalance	1,769	162	(1,114)
Accrued liabilities	(2,344)	15,914	6,395
Deferred revenue	59	1,709	(170)
Other, including changes in noncurrent assets and liabilities	4,632	4,313	(2,379)

Net cash provided by operating activities	247,390	179,104	169,450

INVESTING ACTIVITIES:
Purchase of Four Corners	—	—	(607,545)
Purchase of additional investment in Discovery Producer Services	—	(69,061)	—
Purchase of investment in Wamsutter	—	(277,262)	—
Cumulative distributions in excess of equity earnings of Wamsutter	3,213	—	—
Cumulative distributions in excess of equity earnings of Discovery Producer Services	35,759	229	4,367
Capital expenditures	(57,851)	(39,777)	(27,192)
Receipt of insurance proceeds	13,140	—	—
Contribution to Wamsutter	(3,658)	—	—
Contribution to Discovery Producer Services	(5,700)	—	(1,600)
Proceeds from sales of property, plant and equipment	—	—	7,757

Net cash used by investing activities	(15,097)	(385,871)	(624,213)

FINANCING ACTIVITIES:
Proceeds from sales of common units	28,992	492,393	867,263
Proceeds from debt issuances	—	250,000	750,000
Redemption of common units from general partner	(28,992)	—	—
Excess purchase price over the contributed basis of Four Corners	—	—	(975,455)
Excess purchase price over the contributed basis of the investment in Discovery Producer Services	—	(8,939)	—
Excess purchase price over the contributed basis of the investment in Wamsutter	—	(472,738)	—
Payment of debt issuance costs	—	(1,781)	(13,138)
Payment of offering costs	—	(1,927)	(4,168)
Distributions to The Williams Companies, Inc.	—	—	(114,497)
Distributions to unitholders and general partner	(155,382)	(87,281)	(29,994)
General partner contributions	—	10,334	18,614
Contributions per omnibus agreement	2,981	5,362	6,840
Other	76	—	—

Net cash provided (used) by financing activities	(152,325)	185,423	505,465

Increase (decrease) in cash and cash equivalents	79,968	(21,344)	50,702
Cash and cash equivalents at beginning of year	36,197	57,541	6,839

Cash and cash equivalents at end of year	$116,165	$36,197	$57,541

See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Organization
     Unless the context clearly indicates otherwise, references in this report to “we,” “our,” “us” or similar language refer to Williams Partners L.P. and its subsidiaries. Unless the context clearly indicates otherwise, references to “we,” “our,” and “us” include the operations of Wamsutter LLC (Wamsutter) and Discovery Producer Services LLC (Discovery) in which we own interests accounted for as equity investments that are not consolidated in our financial statements. When we refer to Wamsutter or Discovery by name, we are referring exclusively to their businesses and operations.
     We are a publicly-traded Delaware limited partnership. Williams Partners GP LLC, a Delaware limited liability company and wholly owned by The Williams Companies, Inc. (Williams), serves as our general partner and owns a 2% general partner interest, a 6% limited partner interest and incentive distribution rights in the partnership. All of our activities are conducted through Williams Partners Operating LLC, an operating limited liability company (wholly owned by us).
Note 2. Description of Business
     We are principally engaged in the business of gathering, transporting, processing and treating natural gas and fractionating and storing natural gas liquids (NGL). Operations of our businesses are located in the United States and are organized into three reporting segments: (1) Gathering and Processing-West, (2) Gathering and Processing-Gulf and (3) NGL Services. Our Gathering and Processing-West segment includes the Four Corners gathering and processing operations and our equity investment in Wamsutter. Our Gathering and Processing-Gulf segment includes the Carbonate Trend gathering pipeline and our equity investment in Discovery. Our NGL Services segment includes the Conway fractionation and storage operations.
     Gathering and Processing-West. Our Four Corners natural gas gathering, processing and treating assets consist of, among other things, (1) an approximately 3,800-mile natural gas gathering system in the San Juan Basin in New Mexico and Colorado with a capacity of two billion cubic feet per day, (2) the Ignacio natural gas processing plant in Colorado and the Kutz and Lybrook natural gas processing plants in New Mexico, which have a combined processing capacity of 765 million cubic feet per day (MMcf/d) and (3) the Milagro and Esperanza natural gas treating plants in New Mexico, which have a combined carbon dioxide removal capacity of 67 MMcf/d.
     Wamsutter owns (1) an approximate 1,800-mile natural gas gathering system in the Washakie Basin in south-central Wyoming that currently connects approximately 2,000 wells, with a typical operating capacity of approximately 500 MMcf/d at current operating pressures, and (2) the Echo Springs cryogenic processing plant near Wamsutter, Wyoming which has 390 MMcf/d of inlet cryogenic processing capacity and NGL production capacity of 30,000 bpd.
     Gathering and Processing-Gulf. We own a 60% interest in Discovery, which includes a wholly-owned subsidiary, Discovery Gas Transmission LLC. Discovery owns (1) an approximate 300-mile natural gas gathering and transportation pipeline system, located primarily off the coast of Louisiana in the Gulf of Mexico, (2) a 600 MMcf/d cryogenic natural gas processing plant in Larose, Louisiana, (3) a 32,000 barrels per day (bpd) natural gas liquids fractionator in Paradis, Louisiana and (4) a 22-mile mixed NGL pipeline connecting the gas processing plant to the fractionator. Although Discovery includes fractionation operations, which would normally fall within the NGL Services segment, it is primarily engaged in gathering and processing and is managed as such. Hence, this equity investment is considered part of the Gathering and Processing-Gulf segment.
     Our Carbonate Trend gathering pipeline is an unregulated sour gas gathering pipeline consisting of approximately 34 miles of pipeline off the coast of Alabama.
     NGL Services. Our Conway storage facilities include three underground NGL storage facilities in the Conway, Kansas area with a storage capacity of approximately 20 million barrels. The facilities are connected via a series of pipelines. The storage facilities receive daily shipments of a variety of products, including mixed NGLs and fractionated products. In addition to pipeline connections, one facility offers truck and rail service.
     Our Conway fractionation facility is located near Conway, Kansas and has a capacity of approximately 107,000 bpd. We own a 50% undivided interest in these facilities representing capacity of approximately 53,500 bpd. ConocoPhillips and ONEOK Partners, L.P. are the other owners. We operate the facility pursuant to an operating agreement that extends until May 2011. The fractionator separates mixed NGLs into five products: ethane, propane, normal butane, isobutane and natural gasoline. Portions of these products are then transported and stored at our Conway storage facilities.
Note 3. Summary of Significant Accounting Policies
     Basis of Presentation. We have prepared the consolidated financial statements based upon accounting principles generally accepted in the United States and have included the accounts of the parent and our wholly owned subsidiaries. We eliminated all intercompany accounts and transactions and reclassified certain amounts to conform to the current classifications.
     In January 2009, we adopted the EITF Issue No. 07-4, “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships.” EITF Issue No. 07-4 states, among other things, that the calculation of earnings per unit should not reflect an allocation of undistributed earnings to the incentive distribution right (IDR) holders beyond amounts distributable to IDR holders under the terms of the partnership agreement. Previously, under generally accepted accounting principles, we calculated earnings per unit as if all the earnings for the period had been distributed, which resulted in an additional allocation of income to the general partner (the IDR holder) in quarterly periods where an assumed incentive distribution exceeded the actual incentive distribution. Following the adoption of the guidance in EITF Issue No. 07-4, we no longer calculate assumed incentive distributions. We have retrospectively applied EITF Issue No. 07-4 to all periods presented. The retrospective application of this guidance decreased the income allocated to the general partner and increased the income allocated to limited partners for the amount that any assumed incentive distribution exceeded the actual incentive distribution calculated during that period. Certain of our historical periods’ earnings per unit have been revised as a result of this change. Earnings per unit for the years ended December 31, 2008, 2007 and 2006 increased from $2.55 per unit to $3.08 per unit; $1.97 per unit to $1.99 per unit; and $1.62 per unit to $1.73 per unit, respectively. Adoption of this new standard only impacts the allocation of earnings for purposes of calculating our earnings per limited partner unit and has no impact on our results of operations, allocation of earnings to capital accounts, or distributions of available cash to unitholders and our general partner.
     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
     Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include:
•	loss contingencies;

•	impairment assessments of long-lived assets;

•	environmental remediation obligations; and

•	asset retirement obligations.
     These estimates are discussed further throughout the accompanying notes.
     Proportional Accounting for the Conway Fractionator. No separate legal entity exists for the fractionator. We hold a 50% undivided interest in the fractionator property, plant and equipment, and we are responsible for our proportional share of the costs and expenses of the fractionator. As operator of the facility, we incur the liabilities of the fractionator (except for certain fuel costs purchased directly by one of the co-owners) and are reimbursed by the co-owners for their proportional share of the total costs and expenses. Each co-owner is responsible for the marketing of their proportional share of the fractionator’s capacity. Accordingly, we reflect our proportionate share of the revenues and costs and expenses of the fractionator in the Consolidated Statements of Income, and we reflect our proportionate share of the fractionator property, plant and equipment in the Consolidated Balance Sheets. Liabilities in the Consolidated Balance Sheets include those incurred on behalf of the co-owners with corresponding receivables from the co-owners. Accounts receivable also includes receivables from our customers for fractionation services.
     Cash and Cash Equivalents. Cash and cash equivalents include amounts primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government. These have maturities of three months or less when acquired.
     Accounts Receivable. Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. We do not recognize an allowance for doubtful accounts at the time the revenue which generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers, and the amount and age of past due accounts. We consider receivables past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been unsuccessful.
     Product Imbalances. In the course of providing gathering, processing and treating services to our customers, we realize over and under deliveries of our customers’ products and over and under purchases of shrink replacement gas when our purchases vary from operational requirements. In addition, in the course of providing gathering, processing, treating, fractionation and storage services to our customers, we realize gains and losses due to (1) the product blending process at the Conway fractionator, (2) the periodic emptying of storage caverns at Conway and (3) inaccuracies inherent in the gas measurement process. These gains and losses impact our results of operations and are included in operating and maintenance expense in the Consolidated Statements of Income. These imbalance positions are reflected as product imbalance receivables and payables on the Consolidated Balance Sheets. We value product imbalance receivables based on the lower of current market prices or current cost of natural gas in the system or, in the case of our Conway facilities, lower of the current market prices or weighted average value of NGLs. We value product imbalance payables at current market prices. The majority of Four Corners’ product imbalance settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable). Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances build up over a period of time and are ultimately settled in cash and are generally negotiated at values which approximate average market prices over a period of time. These gains and losses impact our results of operations and are included in operating and maintenance expense in the Consolidated Statements of Income.
     Prepaid Expenses and Leasing Activities. Prepaid expenses include the unamortized balance of minimum lease payments made to date under a right-of-way renewal agreement. We capitalize land and right-of-way lease payments made at the time of initial construction or placement of plant and equipment on leased land as part of the cost of the assets. Lease payments made in connection with subsequent renewals or amendments of these leases are classified as prepaid expenses. The minimum lease payments for the lease term, including any renewal, are expensed on a straight-line basis over the lease term.
     Reimbursable Projects. We recorded expenditures incurred for the repair of the Ignacio natural gas processing plant damaged by a fire in November 2007, which were probable of recovery when incurred, as reimbursable projects. Expenditures up to the insurance deductible and amounts subsequently determined not to be recoverable were expensed.
     Derivative Instruments and Hedging Activities. We may utilize derivatives to manage a portion of our commodity price risk. These instruments consist primarily of swap agreements and forward contracts involving short- and long-term purchases and sales of a physical energy commodity. The counterparty to these instruments is a Williams affiliate. We execute these transactions in over-the-counter markets in which quoted prices exist for active periods. We report the fair value of derivatives, except those for which the normal purchases and normal sales exception has been elected, on the Consolidated Balance Sheets in other current assets, derivative liabilities — affiliate, other assets or other noncurrent liabilities. We determine the current and noncurrent classification based on the timing of expected future cash flows of individual contracts.
     The accounting for changes in the fair value of derivatives is governed by Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and depends on whether the derivative has been designated in a hedging relationship and what type of hedging relationship it is. The accounting for the change in fair value can be summarized as follows:

Derivative Treatment	Accounting Method
Normal purchases and normal sales exception	Accrual accounting
Designated in qualifying hedging relationship	Hedge accounting
All other derivatives	Mark-to-market accounting
     We have elected the normal purchases and normal sales exception for certain short- and long-term purchases and sales of physical energy commodities. Under accrual accounting, any change in the fair value of these derivatives is not reflected on the balance sheet since we made the election of this exception at the inception of these contracts.
     For a derivative to qualify for designation in a hedging relationship it must meet specific criteria and we must maintain appropriate documentation. We establish hedging relationships pursuant to our risk management policies. We evaluate the hedging relationships at the inception of the hedge and on an ongoing basis to determine whether the hedging relationship is, and is expected to remain, highly effective in achieving offsetting changes in fair value or cash flows attributable to the underlying risk being hedged. We also regularly assess whether the hedged forecasted transaction is probable of occurring. If a derivative ceases to be or is no longer expected to be highly effective, or if we believe the likelihood of occurrence of the hedged forecasted transaction is no longer probable, hedge accounting is discontinued prospectively, and future changes in the fair value of the derivative are recognized currently in other revenues.
     For derivatives designated as a cash flow hedge, the effective portion of the change in fair value of the derivative is reported in other comprehensive loss and reclassified into product sales revenues in the period in which the hedged item affects earnings. Any ineffective portion of the derivative’s change in fair value is recognized currently in product sales revenues. Gains or losses deferred in accumulated other comprehensive loss associated with terminated derivatives, derivatives that cease to be highly effective hedges, derivatives for which the forecasted transaction is reasonably possible but no longer probable of occurring, and cash flow hedges that have been otherwise discontinued remain in accumulated other comprehensive loss until the hedged item affects earnings. If it becomes probable that the forecasted transaction designated as the hedged item in a cash flow hedge will not occur, any gain or loss deferred in accumulated other comprehensive loss is recognized in other revenues at that time. The change in likelihood of a forecasted transaction is a judgmental decision that includes qualitative assessments made by management.
     Investments. At December 31, 2008, our ownership interests in Wamsutter consist of 100% of the Class A limited liability company interests and 20 Class C units representing 50% of the initial Class C ownership interests (collectively the Wamsutter Ownership Interests). We account for our Wamsutter Ownership Interests and our 60% investment in Discovery under the equity method due to the voting provisions of their limited liability company agreements which provide the other members of these entities significant participatory rights such that we do not control these investments. Discovery’s underlying equity exceeds the carrying value of our investment at December 31, 2008 and 2007 due to an other-than-temporary impairment of that investment that we recognized in 2004.
     Property, Plant and Equipment. Property, plant and equipment is recorded at cost. We base the carrying value of these assets on estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values. Depreciation of property, plant and equipment is provided on the straight-line basis over estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that enhance the functionality or extend the useful lives of the assets are capitalized. We remove the cost of property, plant and equipment sold or retired and the related accumulated depreciation from the accounts in the period of sale or disposition. Gains and losses on the disposal of property, plant and equipment are recorded in the Consolidated Statements of Income.
     We record an asset and a liability equal to the present value of each expected future asset retirement obligation (ARO). The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and as corresponding accretion expense.
     Revenue Recognition. The nature of our businesses results in various forms of revenue recognition. Our Gathering and Processing segments recognize (1) revenue from fee-based gathering and processing of gas in the period the service is provided based on contractual terms and the related natural gas and liquid volumes and (2) product sales revenue when the product has been delivered. Our NGL Services segment recognizes (1) fractionation revenues when services have been performed and product has been delivered, (2) storage revenues under prepaid contracted storage capacity evenly over the life of the contract as services are provided and (3) product sales revenue when the product has been delivered.
     Impairment of Long-Lived Assets and Investments. We evaluate our long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. The impairment evaluation of tangible long-lived assets is measured pursuant to the guidelines of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When an indicator of impairment has occurred, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the carrying value of the assets is recoverable. We apply a probability-weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes. If the carrying value is not recoverable, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.
     We evaluate our investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be other than temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment.
     Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s or investment’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.
     Environmental. Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing contamination caused by past operations that do not contribute to current or future revenue generation are expensed. Accruals related to environmental matters are generally determined based on site-

specific plans for remediation, taking into account our prior remediation experience, and are not discounted. Environmental contingencies are recorded independently of any potential claim for recovery.
     Capitalized Interest. We capitalize interest during construction on major projects with construction periods of at least three months and a total project cost in excess of $1.0 million. Interest is capitalized based on our average interest rate on debt to the extent we incur interest expense. Capitalized interest for the periods presented is immaterial.
     Income Taxes. We are not a taxable entity for federal and state income tax purposes. The tax on our net income is borne by the individual partners through the allocation of taxable income. Net income for financial statement purposes may differ significantly from taxable income of unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement. The aggregated difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us is not available to us.
     Earnings Per Unit. In accordance with SFAS No. 128, “Earnings Per Share,” as clarified by the Emerging Issues Task Force (EITF) Issues No. 03-6 and 07-4, we use the two-class method to calculate basic and diluted earnings per unit whereby net income, adjusted for items specifically allocated to our general partner, is allocated on a pro-rata basis between unitholders and our general partner. Basic and diluted earnings per unit are based on the average number of common, Class B and subordinated units outstanding. Basic and diluted earnings per unit are equivalent as there are no dilutive securities outstanding.
     Recent Accounting Standards. In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” currently establishes the disclosure requirements for derivative instruments and hedging activities. SFAS 161 amends and expands the disclosure requirements of Statement 133 with enhanced quantitative, qualitative and credit risk disclosures. The Statement requires quantitative disclosure in a tabular format about the fair values of derivative instruments, gains and losses on derivative instruments and information about where these items are reported in the financial statements. Also required in the tabular presentation is a separation of hedging and nonhedging activities. Qualitative disclosures include outlining objectives and strategies for using derivative instruments in terms of underlying risk exposures, use of derivatives for risk management and other purposes and accounting designation, and an understanding of the volume and purpose of derivative activity. Credit risk disclosures provide information about credit risk related contingent features included in derivative agreements. SFAS No. 161 also amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to clarify that disclosures about concentrations of credit risk should include derivative instruments. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We plan to apply this Statement beginning in 2009. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The application of this Statement will increase the disclosures in our Consolidated Financial Statements.
     In November 2008, the FASB ratified EITF Issue No. 08-6, “Accounting for Equity Method Investments Considerations.” This Issue clarifies that an equity method investor is required to continue to recognize an other-than-temporary impairment of their investment in accordance with APB Opinion No. 18. Also, an equity method investor should not separately test an investee’s underlying assets for impairment. However, an equity method investor should recognize their share of an impairment charge recorded by an investee. This Issue will be effective on a prospective basis in fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. Earlier application by an entity that has previously adopted an alternative accounting policy would not be permitted. Beginning January 1, 2009, we will apply the guidance provided in this Consensus as required.
Note 4. Allocation of Net Income and Distributions
     The allocation of net income between our general partner and limited partners, as reflected in the Consolidated Statement of Partners’ Capital, for the years ended December 31, 2008, 2007 and 2006 is as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Allocation of net income to general partner:
Net income	$191,389	$164,631	$214,575
Net income applicable to pre-partnership operations allocated to general partner	—	(71,426)	(184,157)
Beneficial conversion of Class B units*	—	(5,308)	—
Charges allocated directly to general partner:
Reimbursable general and administrative costs	1,600	2,400	3,200
Carbonate Trend overburden indemnified costs	112	—	—
Core drilling indemnified costs	—	—	784

Total charges allocated directly to general partner	1,712	2,400	3,984

Income subject to 2% allocation of general partner interest	193,101	90,297	34,402
General partner’s share of net income	2.0%	2.0%	2.0%

General partner’s allocated share of net income before items directly allocable to general partner interest	3,861	1,806	688
Incentive distributions paid to general partner**	23,767	5,046	272
Charges allocated directly to general partner	(1,712)	(2,400)	(3,984)
Pre-partnership net income allocated to general partner interest	—	71,426	184,157

Net income allocated to general partner	$25,916	$75,878	$181,133

Net income	$191,389	$164,631	$214,575
Net income allocated to general partner	25,916	75,878	181,133

Net income allocated to limited partners	$165,473	$88,753	$33,442

*	The $5.3 million allocation of income to the Class B units reflects the Class B unit beneficial conversion feature resulting from the May 2007 conversion of these units into common units on a one-for-one basis. We computed the $5.3 million beneficial conversion feature as the product of the 6,805,492 Class B units and the difference between the fair value of a privately placed common unit on the date of issuance ($36.59) and the issue price of a privately placed Class B unit ($35.81). The $5.3 million allocation of income to the Class B units is included in the $9.2 million of net income for 2007 allocated to the Class B units on the Consolidated Statement of Partners’ Capital.

**	In the calculation of basic and diluted net income per limited partner unit, the net income allocated to the general partner includes IDRs pertaining to the current reporting period, but paid in the subsequent period. The net income allocated to the general partner’s capital account reflects IDRs paid during the current reporting period. .
     Common and subordinated unitholders shared equally, on a per-unit basis, in the net income allocated to limited partners before the conversion of the subordinated units into common units in 2008.
     The reimbursable general and administrative, core drilling and Carbonate Trend overburden costs represent the costs charged against our income that our general partner is required to reimburse us under the terms of the omnibus agreement.

     We paid or have authorized payment of the following cash distributions during 2006, 2007 and 2008 (in thousands, except for per unit amounts):

					General Partner
						Incentive
	Per Unit	Common	Subordinated	Class B		Distribution	Total Cash
Payment Date	Distribution	Units	Units	Units	2%	Rights	Distribution
2/14/2006	$0.3500	$2,452	$2,450	$—	$100	$—	$5,002
5/15/2006	$0.3800	$2,662	$2,660	$—	$109	$—	$5,431
8/14/2006	$0.4250	$6,204	$2,975	$—	$189	$74	$9,442
11/14/2006	$0.4500	$6,569	$3,150	$—	$202	$199	$10,120
2/14/2007	$0.4700	$12,010	$3,290	$3,198	$390	$603	$19,491
5/15/2007	$0.5000	$12,777	$3,500	$3,403	$421	$965	$21,066
8/14/2007	$0.5250	$16,989	$3,675	$—	$447	$1,267	$22,378
11/14/2007	$0.5500	$17,799	$3,850	$—	$487	$2,211	$24,347
2/14/2008	$0.5750	$26,321	$4,025	$—	$706	$4,231	$35,283
5/15/2008	$0.6000	$31,665	$—	$—	$758	$5,499	$37,922
8/14/2008	$0.6250	$32,984	$—	$—	$811	$6,765	$40,560
11/14/2008	$0.6350	$33,513	$—	$—	$832	$7,272	$41,617
2/13/2009(a)	$0.6350	$33,513	$—	$—	$832	$7,272	$41,617

(a)	On February 13, 2009, we paid a cash distribution of $0.635 per unit on our outstanding common units to unitholders of record on February 6, 2009.
Note 5. Related Party Transactions
     The employees of our operated assets and all of our general and administrative employees are employees of Williams. Williams directly charges us for the payroll costs associated with the operations employees. Williams carries the obligations for most employee-related benefits in its financial statements, including the liabilities related to the employee retirement and medical plans and paid time off. We charge back certain of the payroll costs associated with the operations employees to the other Conway fractionator co-owners. Our share of those costs is charged to us through affiliate billings and reflected in Operating and maintenance expense — Affiliate in the accompanying Consolidated Statements of Income.
     We are charged for certain administrative expenses by Williams and its Midstream segment of which we are a part. These charges are either directly identifiable or allocated to our assets. Direct charges are for goods and services provided by Williams and Midstream at our request. Allocated charges are either (1) charges allocated to the Midstream segment by Williams and then reallocated from the Midstream segment to us or (2) Midstream-level administrative costs that are allocated to us. These allocated corporate administrative expenses are based on a three-factor formula, which considers revenues; property, plant and equipment; and payroll. We charge certain of these costs back to the other Conway fractionator co-owners. Our share of direct and allocated administrative expenses is reflected in General and administrative expense — Affiliate in the accompanying Consolidated Statements of Income. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams. Under the omnibus agreement, Williams gives us a quarterly credit for general and administrative expenses. These amounts are reflected as capital contributions from our general partner. The annual amounts of the credits are as follows: $3.2 million in 2006, $2.4 million in 2007, $1.6 million in 2008 and $0.8 million in 2009.
     At December 31, 2008 and 2007 we have a contribution receivable from our general partner of $0.2 million and $0.5 million, respectively, for amounts reimbursable to us under the omnibus agreement. We net this receivable against Partners’ capital on the Consolidated Balance Sheets.
     Williams has agreed to reimburse us for certain capital expenditures, subject to limits, including for certain “excess” capital expenditures in connection with Discovery’s Tahiti pipeline lateral expansion project.
     We purchase natural gas for shrink replacement and fuel for Four Corners and the Conway fractionator, including fuel on behalf of the Conway co-owners, from Williams Gas Marketing, Inc. (WGM), a wholly owned subsidiary of Williams. Natural gas purchased for fuel is reflected in Operating and maintenance expense — Affiliate, and natural gas purchased for shrink replacement is reflected in Product cost and shrink replacement — Affiliate in the accompanying Consolidated Statements of Income. These purchases are generally made at market rates at the time of purchase. In connection with the IPO, Williams transferred to us a gas purchase contract for the purchase of a portion of our fuel requirements at the Conway fractionator at a market price not to exceed a specified level. We reflect the amortization of this contract in Operating and maintenance expense — Affiliate in the accompanying Consolidated Statements of Income. This contract terminated on December 31, 2007. In December 2007, we entered into fixed price natural gas purchase contracts with WGM to hedge the price of a portion of our natural gas shrink replacement costs for February through December of 2008.
     Four Corners uses waste heat from a co-generation plant located adjacent to the Milagro treating plant. Williams Flexible Generation, LLC, an affiliate of Williams, owns the co-generation plant. Waste heat is required for the natural gas treating process, which occurs at Milagro. The charge to us for the waste heat is based on the natural gas needed to generate the waste heat. We purchase this natural gas from WGM. Prior to 2007, the natural gas cost charged to us by WGM had been favorably impacted by WGM’s fixed price natural gas fuel contracts which expired in the fourth quarter of 2006. This impact was approximately $9.0 million during 2006 as compared to estimated market prices. We reflect this cost in Operations and maintenance expense — Affiliate.
     The operation of the Four Corners gathering system includes the routine movement of gas across gathering systems. We refer to this activity as “crosshauling.” Crosshauling typically involves the movement of some natural gas between gathering systems at established interconnect points to optimize flow, reduce expenses or increase profitability. As a result, we must purchase gas for delivery to customers at certain plant outlets and we have excess volumes to sell at other plant outlets. WGM conducts these purchase and sales transactions at current market prices at each location. These transactions are included in Product sales — Affiliate and Product cost and shrink replacement — Affiliate on the Consolidated Statements of Income. Historically, WGM has not charged us a fee for providing this service, but has occasionally benefited from price differentials that historically existed from time to time between the plant outlets.
     We sell the NGLs to which we take title on the Four Corners system to Williams NGL Marketing LLC (WNGLM), a wholly owned subsidiary of Williams. We reflect revenues associated with these activities as Product sales — Affiliate on the Consolidated Statements of Income. We conduct these transactions at current market prices for the products.
     We periodically enter into financial swap contracts with WGM and WNGLM to hedge forecasted NGL sales. These contracts are priced based on market rates at the time of execution and are reflected in Other current assets and Derivative liabilities — affiliate on the Consolidated Balance Sheet.
     One of our major customers is Williams Production Company (WPC), a wholly owned subsidiary of Williams. WPC is one of the largest natural gas producers in the San Juan Basin and we provide natural gas gathering, treating and processing services to WPC under several contracts. One of the contracts with WPC is adjusted annually based on changes in the average price of natural gas. We reflect revenues associated with these activities in the Gathering and processing — Affiliate on the Consolidated Statements of Income.
     We sell Conway’s surplus propane and other NGLs to WNGLM, which takes title to the product and resells it, for its own account, to end users. Revenues associated with these activities are reflected as Product sales — Affiliate on the Consolidated Statements of Income. Correspondingly, we purchase ethane and other NGLs for Conway from WNGLM to replenish deficit product inventory positions. We conduct transactions between us and WNGLM at current market prices for the products.
     Prior to its acquisition by us, Four Corners participated in Williams’ cash management program under an unsecured promissory note agreement with Williams for both advances to and from Williams. Upon Four Corners’ acquisition by us, the outstanding advances were distributed to Williams. Changes in these advances to Williams are presented as distributions to Williams in the Consolidated Statement of Partners’ Capital and Consolidated Statements of Cash Flows.
     Under our stand-alone cash management program, we reflect amounts owed by us or to us by Williams or its subsidiaries as Accounts receivable — Affiliate or Accounts payable — Affiliate in the accompanying Consolidated Balance Sheets.
Note 6. Equity Investments
     Wamsutter
     We account for our Wamsutter Ownership Interests using the equity method of accounting due to the voting provisions of Wamsutter’s limited liability company agreement (LLC agreement) which provide the other member, owned by a Williams affiliate, significant participatory rights such that we do not control the investment.

     Williams is the operator of Wamsutter. As such, effective December 1, 2007, Williams is reimbursed on a monthly basis for all direct and indirect expenses it incurs on behalf of Wamsutter including Wamsutter’s allocable share of general and administrative costs.
     Wamsutter purchases natural gas for fuel and shrink replacement from WGM and sells NGLs to WNGLM. We conduct these transactions at current market prices for the products.
     Wamsutter participates in Williams’ cash management program and, therefore, carries no cash balances. Prior to December 1, 2007, Wamsutter had net advances to Williams, which were classified as a component of their members’ capital because although the advances were due on demand, Williams had not historically required repayment or repaid amounts owed to Wamsutter. Upon our acquisition of the Wamsutter Ownership Interests, the outstanding advances were distributed to Williams.
     Our consolidated financial statements and notes reflect our Wamsutter Ownership Interests, which we acquired in December, 2007. However, certain cash transactions resulting from Wamsutter’s participation in Williams’ cash management program, which occurred between Wamsutter and Williams prior to this acquisition are not reflected in our Consolidated Statements of Cash Flows even though these transactions affect the carrying value of our Wamsutter Ownership Interests. These transactions were omitted from our Consolidated Statements of Cash Flows because they did not affect our cash. Our Consolidated Statement of Partners’ Capital reflects the total of these transactions as an adjustment in the basis of our investment in Wamsutter.
     The Wamsutter LLC Agreement provides for quarterly distributions of available cash beginning in March 2008. Available cash is defined as cash generated from Wamsutter’s business less reserves that are necessary or appropriate to provide for the conduct of its business and to comply with applicable law and or debt instrument or other agreement to which it is a party.
     Wamsutter distributes its available cash as follows:
•	First, an amount equal to $17.5 million per quarter to the holder of the Class A membership interests. We currently own 100% of the Class A interests;

•	Second, an amount equal to the amount the distribution on the Class A membership interests in prior quarters of the current distribution year was less than $17.5 million per quarter to the holder of the Class A membership interests; and

•	Third, 5% of remaining available cash shall be distributed to the holder of the Class A membership interests and 95% shall be distributed to the holders of the Class C units, on a pro rata basis. At December 31, 2008, we owned 50% of the Class C units.
     In addition, to the extent that at the end of the fourth quarter of a distribution year, the Class A member has received less than $70.0 million under the first and second bullets above, the Class C members will be required to repay any distributions they received in that distribution year such that the Class A member receives $70.0 million for that distribution year. If this repayment is insufficient to result in the Class A member receiving $70.0 million, the shortfall will not carry forward to the next distribution year. The distribution year for Wamsutter commences each year on December 1 and ends on November 30.
     Wamsutter allocates net income (equity earnings) to us based upon the allocation, distribution, and liquidation provisions of its limited liability company agreement applied as though liquidation occurs at book value. In general, the agreement allocates income in a manner that will maintain capital account balances reflective of the amounts each membership interest would receive if Wamsutter were dissolved and liquidated at carrying value. The income allocation for the quarterly periods during a year reflects the preferential rights of the Class A member to any distributions made to the Class C member until the Class A member has received $70.0 million in distributions for the year. The Class B member receives no income or loss allocation. As the owner of 100% of the Class A membership interest, we will receive 100% of Wamsutter’s annual net income up to $70.0 million. Income in excess of $70.0 million will be shared between the Class A member and Class C member, of which we owned 50% throughout 2008. For annual periods in which Wamsutter’s net income exceeds $70.0 million, this will result in a higher allocation of equity earnings to us early in the year and a lower allocation of equity earnings to us later in the year. Wamsutter’s net income allocation does not affect the amount of available cash it distributes for any quarter. The following table presents the allocation of Wamsutter’s 2008 net income to its unitholders:

	Our Share			Other	Wamsutter
Wamsutter Net Income Allocation	Class A	Class C	WPZ Total	Class C	Net Income
		(Dollars in millions)
Net income, beginning December 1, 2007 up to $70.0 million.*	$62.6	$—	$62.6	$—	$62.6
Net income allocation related to 5% of amount over $70.0 million	2.1	—	2.1	—	2.1
Net income for December 2008	1.0	—	1.0	—	1.0
Net income allocation related to transition support payments paid to us	7.6	—	7.6	—	7.6
Remainder net income allocated to Class C members	—	15.2	15.2	15.2	30.4

Totals	$73.3	$15.2	$88.5	$15.2	$103.7

*	$7.4 million of the $70.0 million was recognized in 2007.
     Wamsutter’s LLC agreement provides that it receive a transition support payment related to a cap on general and administrative expenses from its Class B membership interest each quarter during 2008 through 2012. Although the full amount of expenses are recorded by Wamsutter, this support increases the cash distributable and income allocable to the Class A membership interest.
     During 2008, we made $3.7 million in capital contributions to Wamsutter for capital projects and received total cash distributions of $91.5 million from Wamsutter, as well as transition support payments of $7.6 million.
     In January 2009, Wamsutter issued an additional 70.8 and 28.8 Class C units to us and Williams, respectively, related to the funding of expansion capital expenditures placed in service during 2008. As a result, we currently own 65% and Williams owns 35% of Wamsutter’s outstanding Class C units. As of December 31, 2008, Williams contributed an additional $28.8 million for an expansion capital project that is expected to be placed in service during 2010. Williams will receive Class C units related to these expenditures after the assets are placed in service.
     The summarized financial position and results of operations for 100% of Wamsutter are presented below (in thousands).

	December 31,
	2008	2007
Current assets	$17,147	$27,114
Property, plant and equipment	318,072	275,163
Non-current assets	468	191
Current liabilities	(16,960)	(13,016)
Non-current liabilities	(4,353)	(2,740)

Members’ capital	$314,374	$286,712

	Years Ended December 31,
	2008	2007	2006
Revenues:
Product sales:
Affiliate	$134,776	$93,744	$113,484
Third-party	27,384	7,447	—
Gathering and processing services	68,670	67,904	57,859
Other revenues	8,704	6,214	5,203
Costs and expenses excluding depreciation and accretion:
Affiliate	74,388	46,834	68,041
Third-party	40,200	32,666	30,626
Depreciation and accretion	21,182	18,424	16,189

Net income	$103,764	$77,385	$61,690

Williams Partners’ interest — equity earnings	$88,538	$76,212	$61,690

     Discovery Producer Services
     We account for our 60% investment in Discovery using the equity method of accounting due to the voting provisions of Discovery’s limited liability company agreement which provide the other member of Discovery significant participatory rights such that we do not control the investment.

     Williams is the operator of Discovery. Discovery reimburses Williams for actual operations related payroll and employee benefit costs incurred on its behalf. In addition, Discovery pays Williams a monthly operations and management fee to cover the cost of accounting services, computer systems and management services provided to it. Discovery also has an agreement with Williams pursuant to which (1) Discovery purchases a portion of the natural gas from Williams to meet its fuel and shrink replacement needs at its processing plant and (2) Williams purchases the NGLs and excess natural gas to which Discovery takes title.
     Our consolidated financial statements and notes reflect the additional 20% interest in Discovery which we acquired in mid-2007. However, certain cash transactions that occurred between Discovery and Williams prior to this acquisition that related to the additional 20% interest are not reflected in our Consolidated Statements of Cash Flows even though these transactions affect the carrying value of our investment in Discovery. These transactions were omitted from our Consolidated Statements of Cash Flows because they did not affect our cash. Our Consolidated Statement of Partners’ Capital reflects the total of these transactions as an adjustment in the basis of our investment in Discovery. A summary of these transactions is as follows (in thousands):

	Years Ended December 31,
	2007	2006
Cash distributions from Discovery to Williams	$(9,035)	$(8,200)
Williams’ capital contributions to Discovery	—	800

	$(9,035)	$(7,400)

     During 2008, we made $5.7 million in capital contributions to Discovery for capital projects. In October 2006, we made a $1.6 million capital contribution to Discovery for a substantial portion of our then 40% share of the estimated future capital expenditures for the Tahiti pipeline lateral expansion project.
     During 2008, 2007, and 2006 we received total cash distributions of $56.4 million, $35.5 million, and $16.4 million, respectively, from Discovery for the 60% interest we currently own or the 40% interest we owned at the time of distribution.
     The summarized financial position and results of operations for 100% of Discovery are presented below (in thousands).

	December 31,
	2008	2007
Current assets	$50,978	$78,035
Non-current restricted cash	3,470	6,222
Property, plant and equipment	370,482	368,228
Current liabilities	(45,234)	(33,820)
Non-current liabilities	(19,771)	(12,216)

Members’ capital	$359,925	$406,449

	Years Ended December 31,
	2008	2007	2006
Revenues:
Affiliate	$209,994	$220,960	$160,825
Third-party	31,254	39,712	36,488
Costs and expenses:
Affiliate	96,912	101,581	74,316
Third-party	110,508	113,207	97,394
Interest income	(650)	(1,799)	(2,404)
Foreign exchange (gain) loss	78	(388)	(2,076)

Net income	$34,400	$48,071	$30,083

Discovery investment income:
Williams Partners’ interest — equity earnings	$20,641	$28,842	$18,050
Investing income	1,716	—	—

	$22,357	$28,842	$18,050

Note 7. Other (Income) Expense
     Other (income) expense — net reflected on the Consolidated Statements of Income consists of the following items (in thousands):

	Years Ended December 31,
	2008	2007	2006
Involuntary conversion gain	$(11,604)	$—	$—
Impairment of Carbonate Trend pipeline	6,187	10,406	—
Gain on sale of LaMaquina carbon dioxide treating facility	—	—	(3,619)
Other	1,894	1,689	1,146

Total	$(3,523)	$12,095	$(2,473)

     Involuntary conversion gain. On November 28, 2007, the Ignacio gas processing plant sustained significant damage from a fire. The involuntary conversion gain results from insurance proceeds received to replace the capital assets destroyed by the fire in excess of the net book value of those assets being replaced.
     Impairment of Carbonate Trend Pipeline. During 2007 and again in 2008, we determined that the carrying value of this pipeline, included in our Gathering and Processing — Gulf segment, may not be recoverable because of forecasted declining cash flows. As a result, we recognized impairment charges of $6.2 million and $10.4 million in 2008 and 2007, respectively, to reduce the carrying value to management’s estimate of fair value. As of December 31, 2008, the carrying value of this asset has been written down to zero. We estimated fair value using discounted cash flow projections.
     LaMaquina Carbon Dioxide Treating Facility. In 2006, we completed the sale of our LaMaquina carbon dioxide treating facility in the Four Corners area and recognized a gain on the sale. The December 31, 2005 carrying value resulted from the recognition of impairments of $7.6 million and $4.2 million in 2004 and 2003, respectively, following the 2002 shut down of the facility and reflected the then estimated fair value less cost to sell.
Note 8. Property, Plant and Equipment
     Property, plant and equipment, at cost, is as follows:

	December 31,		Estimated
	2008	2007	Depreciable Lives
	(In thousands)
Land and right of way	$43,246	$42,657	0-30 years
Gathering pipelines and related equipment	838,214	830,437	20-30 years
Processing plants and related equipment	183,222	149,855	30 years
Fractionation plant and related equipment	16,540	16,720	30 years
Storage plant and related equipment	87,803	80,837	30 years
Buildings and other equipment	77,287	90,356	3-45 years
Construction work in progress	18,841	28,930

Total property, plant and equipment	1,265,153	1,239,792
Accumulated depreciation	624,633	597,503

Net property, plant and equipment	$640,520	$642,289

     Our asset retirement obligations relate to gas processing and compression facilities located on leased land, wellhead connections on federal land, underground storage caverns and the associated brine ponds and offshore pipelines. At the end of the useful life of each respective asset, we are legally or contractually obligated to remove certain surface equipment and cap certain gathering pipelines at the wellhead connections, properly abandon the storage caverns and offshore pipelines, empty the brine ponds and restore the surface, and remove any related surface equipment.

     A rollforward of our asset retirement obligation for 2008 and 2007 is presented below.

	2008	2007
	(In thousands)
Balance, January 1	$8,743	$4,476
Liabilities incurred during the period	355	2,950
Liabilities settled during the period	—	(64)
Accretion expense	752	1,474
Estimate revisions	3,615	(93)

Balance, December 31	$13,465	$8,743

Note 9. Major Customers and Concentrations of Credit Risk
     Major customers
     Our largest customer, on a percentage of revenues basis, is WNGLM, which purchases and resells substantially all of the NGLs to which we take title. WNGLM accounted for 49%, 49%, and 43% of revenues in 2008, 2007 and 2006, respectively. The remaining largest customer, ConocoPhillips, from our Gathering and Processing — West segment, accounted for 17%, 22%, and 21% of revenues in 2008, 2007 and 2006, respectively.
     Concentrations of Credit Risk
     Our cash equivalent balance is primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government. The counterparties to our derivative contracts are affiliates of Williams, which minimized our credit risk exposure.
     The following table summarizes the concentration of accounts receivable by service and segment.

	December 31,
	2008	2007
	(In thousands)
Gathering and Processing — West:
Natural gas gathering and processing	$14,516	$11,512
Other	801	471
Gathering and Processing — Gulf:
Natural gas gathering	203	324
Other	—	881
NGL Services:
Fractionation services	1,025	303
Amounts due from fractionator partners	1,439	1,068
Storage	681	735
Other	34	—
Accrued interest and other	499	109
Affiliate	11,652	20,402

	$30,850	$35,805

     At December 31, 2008 and 2007, a substantial portion of our accounts receivable results from product sales and gathering and processing services provided to two of our customers. One customer is an affiliate of Williams which minimizes our credit risk exposure. The remaining customer may impact our overall credit risk either positively or negatively, in that this entity may be affected by industry-wide changes in economic or other conditions. As a general policy, collateral is not required for receivables, but customers’ financial conditions and credit worthiness are evaluated regularly. Our credit policy and the relatively short duration of receivables mitigate the risk of uncollectible receivables.

Note 10. Long-Term Debt, Credit Facilities and Leasing Activities
Long-Term Debt
     Long-term debt at December 31, 2008 and 2007 includes the following:

	Interest	December 31,
	Rate	2008	2007
	(Millions)
Credit agreement term loan, adjustable rate, due 2012	(a)	$250.0	$250.0
Senior unsecured notes, fixed rate, due 2017	7.25%	600.0	600.0
Senior unsecured notes, fixed rate, due 2011	7.50%	150.0	150.0

Total Long-term debt		$1,000.0	$1,000.0

(a)	1.2213% at December 31, 2008
     The terms of the senior unsecured notes are governed by indentures that contain covenants that, among other things, limit (1) our ability and the ability of our subsidiaries to incur indebtedness or liens securing indebtedness and (2) mergers, consolidations and transfers of all or substantially all of our properties or assets. The indentures also contain customary events of default, upon which the trustee or the holders of the senior unsecured notes may declare all outstanding senior unsecured notes to be due and payable immediately.
     We may redeem the senior unsecured notes at our option in whole or in part at any time or from time to time prior to the respective maturity dates, at a redemption price per note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus (3) a specified “make-whole” premium (as defined in the indenture). Additionally, upon a change of control (as defined in the indenture), each holder of the senior unsecured notes will have the right to require us to repurchase all or any part of such holder’s senior unsecured notes at a price equal to 101% of the principal amount of the senior unsecured notes plus accrued and unpaid interest, if any, to the date of settlement. Except upon a change of control as described in the prior sentence, we are not required to make mandatory redemption or sinking fund payments with respect to the senior unsecured notes or to repurchase the senior unsecured notes at the option of the holders.
     Credit Facilities
     We have a $450.0 million senior unsecured credit agreement with Citibank, N.A. as administrative agent, comprised initially of a $200.0 million revolving credit facility available for borrowings and letters of credit and a $250.0 million term loan. The parent company and certain affiliates of Lehman Brothers Commercial Bank, who is committed to fund up to $12.0 million of this credit facility, have filed for bankruptcy. We expect that our ability to borrow under this facility is reduced by this committed amount. The committed amounts of the other participating banks under this agreement remain in effect and are not impacted by this reduction. However, debt covenants may restrict the full use of the credit facility. We must repay borrowings under this agreement by December 11, 2012. At December 31, 2008 and 2007, we had a $250.0 million term loan outstanding under the term loan provisions and no amounts outstanding under the revolving credit facility.
     Interest on borrowings under this agreement are payable at rates per annum equal to, at our option: (1) a fluctuating base rate equal to Citibank, N.A.’s prime rate plus the applicable margin, or (2) a periodic fixed rate equal to LIBOR plus the applicable margin.
     The credit agreement contains various covenants that limit, among other things, our, and certain of our subsidiaries’, ability to incur indebtedness, grant certain liens supporting indebtedness, merge, consolidate or allow any material change in the character of its business, sell all or substantially all of our assets or make distributions or other payments other than distributions of available cash under certain conditions. Significant financial covenants under the credit agreement include the following:
•	We together with our consolidated subsidiaries and Wamsutter are required to maintain a ratio of consolidated indebtedness to consolidated EBITDA (each as defined in the credit agreement) of no greater than 5.00 to 1.00. This ratio may be increased in the case of an acquisition of $50.0 million or more, in which case the ratio will be 5.50 to 1.00 for the fiscal quarter in which the acquisition occurs and three fiscal quarter-periods following such acquisition. At December 31, 2008, our ratio of consolidated indebtedness to consolidated EBITDA, as calculated under this covenant, of approximately 2.98 is in compliance with this covenant.

•	Our ratio of consolidated EBITDA to consolidated interest expense, as defined in the credit agreement, must be not less than 2.75 to 1.00 as of the last day of any fiscal quarter commencing March 31, 2008 unless we obtain an investment grade rating from Standard and Poor’s Ratings Services or Moody’s Investors Service and the rating from the other agencies is not less than Ba1 or BB+, as applicable. At December 31, 2008, our ratio of consolidated EBITDA to consolidated interest expense, as calculated under this covenant, of approximately 5.13 is in compliance with this covenant.
     Inasmuch as the ratios are calculated on a rolling four-quarter basis, the ratios at December 31, 2008 do not reflect a full-year impact of the lower earnings we experienced in the fourth quarter of 2008. In the event that despite our efforts we breach our financial covenants causing an event of default, the lenders could, among other things, accelerate the maturity of any borrowings under the facility (including our $250.0 million term loan) and terminate their commitments to lend. There are no cross-default provisions in the indentures governing our senior unsecured notes; therefore, a default under the Credit Agreement would not cause a cross default under the indentures governing the senior unsecured notes.
     We also have a $20.0 million revolving credit facility with Williams as the lender. The facility is available exclusively to fund working capital requirements. Borrowings under the credit facility mature on June 20, 2009 and bear interest at the one-month LIBOR. We pay a commitment fee to Williams on the unused portion of the credit facility of 0.30% annually. We are required to reduce all borrowings under the credit facility to zero for a period of at least 15 consecutive days once each 12-month period prior to the maturity date of the credit facility. As of December 31, 2008, we have no outstanding borrowings under the working capital credit facility.
     Cash payments for interest during 2008, 2007 and 2006 were $65.5 million, $38.8 million and $5.5 million, respectively.
     Leasing Activities
     We lease the land on which a significant portion of Four Corners’ pipeline assets are located. The primary landowners are the Bureau of Land Management (BLM) and several Indian tribes. The BLM leases are for thirty years with renewal options. A significant Indian tribal lease in Colorado will expire at the end of 2022.
     We concluded our negotiations with the Jicarilla Apache Nation (JAN) during February 2009 with the execution of a 20-year right-of-way agreement. Under the new agreement, the JAN granted rights-of-way for Four Corners’ existing natural gas gathering system on JAN land as well as a significant geographical area for additional growth of the system. We paid an initial payment of $7.3 million upon execution of the agreement. Beginning in 2010, we will make annual payments of approximately $7.5 million and an additional annual payment which varies depending on the prior year’s per-unit NGL margins and the volume of gas gathered by our gathering facilities subject to the agreement. Depending primarily on the per-unit NGL margins for any given year, the additional annual payments could approximate the fixed amount. Additionally, five years from the effective date of the agreement, the JAN will have the option to acquire up to a 50% joint venture interest for 20 years in certain of Four Corners’ assets existing at the time the option is exercised. The joint venture option includes Four Corners’ gathering assets subject to the agreement and portions of Four Corners’ gathering and processing assets located in an area adjacent to the JAN lands. If the JAN selects the joint venture option, the value of the assets contributed by each party to the joint venture will be based upon a market value determined by a neutral third party at the time the joint venture is formed. This right-of-way agreement is subject to the consent of the United States Secretary of the Interior before it may become effective.
     We also lease other minor office, warehouse equipment and automobiles under non-cancelable leases. The future minimum annual rentals under these non-cancelable leases as of December 31, 2008 are payable as follows:

(In thousands)
2009	$1,357
2010	880
2011	396
2012	90
2013 and thereafter	—

$2,723

     Total rent expense was $24.4 million, $21.2 million and $19.4 million for 2008, 2007 and 2006, respectively.

Note 11. Partners’ Capital
     On January 9, 2008, we sold an additional 800,000 common units to the underwriters upon the underwriters’ partial exercise of their option to purchase additional common units pursuant to our common unit offering in December 2007 used to finance our acquisition of the Wamsutter Ownership Interests. We used the net proceeds from the partial exercise of the underwriters’ option to redeem 800,000 common units from an affiliate of Williams at a price per common unit of $36.24 ($37.75, net of underwriter discount).
     At December 31, 2008, the public held 76% of our total units outstanding, and affiliates of Williams held the remaining units.
     Limited Partners’ Rights
     Significant rights of the limited partners include the following:
•	Right to receive distributions of available cash within 45 days after the end of each quarter.

•	No limited partner shall have any management control over our business and affairs; the general partner shall conduct, direct and manage our activities.

•	The general partner may be removed if such removal is approved by the unitholders holding at least 66 2/3% of the outstanding units voting as a single class, including units held by our general partner and its affiliates.
     Subordinated Units
     Our subordination period ended on February 19, 2008 when we met the requirements for early termination pursuant to our partnership agreement. As a result of the termination, the 7,000,000 outstanding subordinated units owned by four subsidiaries of Williams converted one-for-one to common units and now participate pro rata with the other common units in distributions of available cash.
     Class B Units
     On May 21, 2007, the Class B units were converted into common units on a one-for-one basis and now participate pro rata with the other common units in distributions of available cash.
     Incentive Distribution Rights
     Our general partner is entitled to incentive distributions if the amount we distribute to unitholders with respect to any quarter exceeds specified target levels shown below:

		General
Quarterly Distribution Target Amount (per unit)	Unitholders	Partner
Minimum quarterly distribution of $0.35	98%	2%
Up to $0.4025	98	2
Above $0.4025 up to $0.4375	85	15
Above $0.4375 up to $0.5250	75	25
Above $0.5250	50	50
     In the event of liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the unitholders and our general partner in proportion to their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
     Issuances of Additional Partnership Securities
     Our partnership agreement allows us to issue additional partnership securities for any partnership purpose at any time and from time to time for consideration and on terms and conditions as our general partner determines, all without the approval of any limited partners.

Note 12. Financial Instruments and Fair Value Measurements
     Financial Instruments
     We used the following methods and assumptions to estimate the fair value of financial instruments.
     Cash and cash equivalents. The carrying amounts reported in the balance sheets approximate fair value due to the short-term maturity of these instruments.
     Long-term debt. The fair value of our publicly traded long-term debt is valued using indicative year-end traded bond market prices. We base the fair value of our private long-term debt on market rates and the prices of similar securities with similar terms and credit ratings. We consider our non-performance risk in estimating fair value.
     Energy commodity swap agreements. We base the fair value of our swap agreements on prices of the underlying energy commodities over the contract life and contractual or notional volumes with the resulting expected future cash flows discounted to a present value using a risk-free market interest rate.
Carrying amounts and fair values of our financial instruments

	2008		2007
	Carrying	Fair	Carrying	Fair
Asset (Liability)	Amount	Value	Amount	Value
	(In thousands)
Cash and cash equivalents	$116,165	$116,165	$36,197	$36,197
Long-term debt	(1,000,000)	(825,289)	(1,000,000)	(1,027,499)
Energy commodity swap agreements	—	—	(2,487)	(2,487)
     Fair Value Measurements
     Adoption of SFAS No. 157
     On January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements,” for our assets and liabilities which are measured at fair value on a recurring basis (our commodity derivatives). Upon applying SFAS No. 157, we changed our valuation methodology to consider our nonperformance risk in estimating the fair value of our liabilities. Applying SFAS No. 157 did not materially impact our consolidated financial statements. In February 2008, the FASB issued Financial Staff Position (FSP) FAS 157-2 permitting entities to delay application of SFAS No. 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). On January 1, 2009, we adopted SFAS No. 157 fair value requirements for nonfinancial assets and nonfinancial liabilities, such as long-lived assets measured at fair value for impairment purposes and initial measurement of fair value for asset retirement obligations, that are not recognized or disclosed at fair value on a recurring basis when such fair value measurements are required. Applying SFAS No. 157 at January 1, 2009 did not impact our consolidated financial statements. Upon adopting SFAS No. 157, we applied a prospective transition as we did not have financial instrument transactions that required a cumulative-effect adjustment to beginning retained earnings.
     Fair value is the price that would be received in the sale of an asset or the amount paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. Fair value is a market-based measurement from the perspective of a market participant. We use market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation. These inputs can be readily observable, market corroborated, or unobservable. We primarily apply a market approach for recurring fair value measurements using the best available information while utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.
     SFAS No. 157 establishes a fair-value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair-value balances based on the observability of those inputs. The three levels of the fair-value hierarchy are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities that we have the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 — Inputs are other than quoted prices in active markets included in Level 1, that are either directly or indirectly observable. These inputs are either directly observable in the marketplace or indirectly observable through corroboration with market data for substantially the full contractual term of the asset or liability being measured.

•	Level 3 — Includes inputs that are not observable for which there is little, if any, market activity for the asset or liability being measured. These inputs reflect management’s best estimate of the assumptions market participants would use in determining fair value. Our Level 3 consists of instruments valued with valuation methods that utilize unobservable pricing inputs that are significant to the overall fair value.
     In valuing certain contracts, the inputs used to measure fair value may fall into different levels of the fair-value hierarchy. For disclosure purposes, assets and liabilities are classified in their entirety in the fair-value hierarchy level based on the lowest level of input that is significant to the overall fair value measurement. Our assessment of the significance of a particular input to the fair-value measurement requires judgment and may affect the placement within the fair-value hierarchy levels.
     At December 31, 2008 we had no assets or liabilities measured at fair value on a recurring basis. At December 31, 2007, our only assets or liabilities measured at fair value on a recurring basis were derivative assets and liabilities, and these were contracted entirely with Williams. These commodity-based financial swap contracts were classified as Level 3 valuations.
     The following table sets forth a reconciliation of changes in the fair value of net derivatives classified as Level 3 in the fair-value hierarchy for the twelve months ended December 31, 2008.
Level 3 Fair-Value Measurements Using Significant Unobservable Inputs
Twelve Months Ended December 31, 2008
(In thousands)

Net Derivative
Asset (Liability)
Balance as of January 1, 2008	$(2,487)
Total gains (losses) recognized in earnings:
Hedge ineffectiveness	(200)
Reclassification from other comprehensive income	416
Unrealized gains (losses) deferred in other comprehensive income, net of amounts reclassified	2,487
(Gains) losses realized in settlements	(216)
Purchases, issuances and transfers in/(out) of Level 3	—

Balance as of December 31, 2008	$—

Unrealized gains included in net income relating to instruments still held at December 31, 2008	$—

     Realized and unrealized gains (losses) included in net income are reported in revenues in our Consolidated Statement of Income.
Energy Commodity Cash Flow Hedges
     We are exposed to market risk from changes in energy commodity prices within our operations. Our Four Corners operation receives NGL volumes as compensation for certain processing services. To reduce our exposure to volatility in revenues from the sale of these NGL volumes from fluctuations in NGL market prices, we entered into financial swap contracts. We designated these derivatives as cash flow hedges under SFAS No. 133. These derivatives were highly effective in offsetting cash flows attributable to the hedged risk during the term of the hedge. We recognized a $0.2 million net loss from hedge ineffectiveness in our Consolidated Statements of Income during 2008. No net gains or losses from hedge ineffectiveness are included in the Consolidated Statements of Income during 2007 or 2006, and there were no derivative gains or losses excluded from the assessment of hedge effectiveness for the periods presented. We have no cash flow hedges outstanding at December 31, 2008.

Note 13. Long-Term Incentive Plan
     Our general partner maintains the Williams Partners GP LLC Long-Term Incentive Plan (the Plan) for employees, consultants and directors of our general partner and its affiliates who perform services for us. The Plan permits the granting of awards covering an aggregate of 700,000 common units. These awards may be in the form of options, restricted units, phantom units or unit appreciation rights.
     During 2008, 2007, and 2006 our general partner granted 2,724, 2,403 and 2,130 restricted units, respectively, pursuant to the Plan to members of our general partner’s board of directors who are not officers or employees of our general partner or its affiliates. These restricted units vested 180 days from the grant date. We recognized compensation expense of $98,000, $77,000 and $229,000 associated with the Plan in 2008, 2007, and 2006, respectively, based on the market price of our common units at the date of grant.
Note 14. Commitments and Contingencies
     Commitments. Commitments for goods and services used in our operations and for construction and acquisition of property, plant and equipment are approximately $16.0 million at December 31, 2008.
     In January 2009, we entered into a 5-year Master Compression Services Contract with Exterran Holdings, Inc. Under the agreement, Exterran will provide compressor units including operations and maintenance services. Payments under this agreement will vary depending upon the extent and amount of compressors needed to meet producer service requirements and are expected to approximate $24.0 million in 2009.
     Environmental Matters-Four Corners. Current federal regulations require that certain unlined liquid containment pits located near named rivers and catchment areas be taken out of use, and current state regulations required all unlined, earthen pits to be either permitted or closed by December 31, 2005. Operating under a New Mexico Oil Conservation Division-approved work plan, we have physically closed all of our pits that were slated for closure under those regulations. We are presently awaiting agency approval of the closures for 40 to 50 of those pits. We are also a participant in certain hydrocarbon removal and groundwater monitoring activities associated with certain well sites in New Mexico. Of nine remaining active sites, product removal is ongoing at four and groundwater monitoring is ongoing at each site. As groundwater concentrations reach and sustain closure criteria levels and state regulator approval is received, the sites will be properly abandoned. We expect the remaining sites will be closed within four to seven years.
     In April 2007, the New Mexico Environment Department’s Air Quality Bureau (NMED) issued a Notice of Violation (NOV) that alleges various emission and reporting violations in connection with our Lybrook gas processing plant’s flare and leak detection and repair program. The NMED proposed a penalty of approximately $3 million. In July 2008, the NMED issued an NOV that alleged air emissions permit exceedances for three glycol dehydrators at our Pump Mesa central delivery point compressor facility and proposed a penalty of approximately $103,000. We are discussing the basis for and scope of the calculation of the proposed penalties with the NMED.
     In March 2008, the Environmental Protection Agency (EPA) proposed a penalty of $370,000 for alleged violations relating to leak detection and repair program delays at our Ignacio gas plant in Colorado and for alleged permit violations at one of our compressor stations. We met with the EPA and are exchanging information in order to resolve the issues.
     We have accrued liabilities totaling $1.5 million at December 31, 2008 for these environmental activities. It is reasonably possible that we will incur losses in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by governmental authorities, negotiations with the applicable agencies, and other factors.
     We are subject to extensive federal, state and local environmental laws and regulations which affect our operations related to the construction and operation of our facilities. Appropriate governmental authorities may enforce these laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties, assessment and remediation requirements and injunctions as to future compliance. We have not been notified and are not currently aware of any material noncompliance under the various applicable environmental laws and regulations.

     Environmental Matters-Conway. We are a participant in certain environmental remediation activities associated with soil and groundwater contamination at our Conway storage facilities. These activities relate to four projects that are in various remediation stages including assessment studies, cleanups and/or remedial operations and monitoring. We continue to coordinate with the Kansas Department of Health and Environment (KDHE) to develop screening, sampling, cleanup and monitoring programs. The costs of such activities will depend upon the program scope ultimately agreed to by the KDHE and are expected to be paid over the next two to six years. At December 31, 2008, we had accrued liabilities totaling $3.3 million for these costs. It is reasonably possible that we will incur losses in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by KDHE and other governmental authorities and other factors.
     Under an omnibus agreement with Williams entered into at the closing of our IPO, Williams agreed to indemnify us for certain Conway environmental remediation costs. At December 31, 2008, approximately $7.3 million remains available for future indemnification. Payments received under this indemnification are accounted for as a capital contribution to us by Williams as the costs are reimbursed.
     Will Price. In 2001, we were named, along with other subsidiaries of Williams, as defendants in a nationwide class action lawsuit in Kansas state court that had been pending against other defendants, generally pipeline and gathering companies, since 2000. The plaintiffs alleged that the defendants have engaged in mismeasurement techniques that distort the heating content of natural gas, resulting in an alleged underpayment of royalties to the class of producer plaintiffs and sought an unspecified amount of damages. The defendants have opposed class certification and a hearing on the plaintiffs’ second motion to certify the class was held on April 1, 2005. We are awaiting a decision from the court. The amount of any possible liability cannot be reasonably estimated at this time.
     Grynberg. In 1998, the U.S. Department of Justice informed Williams that Jack Grynberg, an individual, had filed claims on behalf of himself and the federal government in the United States District Court for the District of Colorado under the False Claims Act against Williams and certain of its wholly owned subsidiaries and us. The claims sought an unspecified amount of royalties allegedly not paid to the federal government, treble damages, a civil penalty, attorneys’ fees and costs. Grynberg had also filed claims against approximately 300 other energy companies alleging that the defendants violated the False Claims Act in connection with the measurement, royalty valuation and purchase of hydrocarbons. In 1999, the Department of Justice announced that it would not intervene in any of the Grynberg cases. Also in 1999, the Panel on Multi-District Litigation transferred all of these cases, including those filed against us, to the federal court in Wyoming for pre-trial purposes. The District Court dismissed all claims against us. The matter is on appeal to the Tenth Circuit Court of Appeals. The amount of any possible liability cannot be reasonably estimated at this time.
     GEII Litigation. General Electric International, Inc. (GEII) worked on turbines at our Ignacio, New Mexico plant. We disagree with GEII on the quality of GEII’s work and the appropriate compensation. GEII asserts that it is entitled to additional extra work charges under the agreement, which we deny are due. In 2006 we filed suit in federal court in Tulsa, Oklahoma against GEII, GE Energy Services, Inc., and Qualified Contractors, Inc. We alleged, among other claims, breach of contract, breach of the duty of good faith and fair dealing, and negligent misrepresentation and sought unspecified damages. In 2007, the defendants and GEII filed counterclaims in the amount of $1.9 million against us that alleged breach of contract and breach of the duty of good faith and fair dealing. Trial has been set for July 2009.
     Other. We are not currently a party to any other legal proceedings but are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business.
     Summary. Litigation, arbitration, regulatory matters and environmental matters are subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the ruling occurs. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, will not have a material adverse effect upon our liquidity or financial position.

Note 15. Segment Disclosures
     Our reportable segments are strategic business units that offer different products and services. We manage the segments separately because each segment requires different industry knowledge, technology and marketing strategies. The accounting policies of the segments are the same as those described in Note 3, Summary of Significant Accounting Policies. Long-lived assets are comprised of property, plant and equipment.

	Gathering &	Gathering &
	Processing -	Processing -	NGL
	West	Gulf	Services	Total
	(In thousands)
2008
Segment revenues:
Product sales	$322,583	$—	$16,697	$339,280
Gathering and processing	230,853	2,096	—	232,949
Storage	—	—	31,429	31,429
Fractionation	—	—	17,441	17,441
Other	6,702	—	9,259	15,961

Total revenues	560,138	2,096	74,826	637,060
Product cost and shrink replacement	189,192	—	16,886	206,078
Operating and maintenance expense	156,713	1,668	27,520	185,901
Depreciation, amortization and accretion	41,215	751	3,063	45,029
Direct general and administrative expenses	8,333	—	2,582	10,915
Other, net	(939)	6,187	737	5,985

Segment operating income (loss)	165,624	(6,510)	24,038	183,152
Investment income	88,538	22,357	—	110,895

Segment profit	$254,162	$15,847	$24,038	$294,047

Reconciliation to the Consolidated Statement of Income:
Segment operating income				$183,152
General and administrative expenses:
Allocated — affiliate				(33,707)
Third-party direct				(2,437)

Operating income				$147,008

Other financial information:
Segment assets	$1,248,110	$379,060	$127,315	$1,754,485
Other assets and eliminations				(462,666)

Total assets				$1,291,819

Equity method investments	$277,707	$184,466	$—	$462,173
Additions to long-lived assets	$36,833	$—	$9,020	$45,853

	Gathering &	Gathering &
	Processing -	Processing -	NGL
	West	Gulf	Services	Total
	(In thousands)
2007
Segment revenues:
Product sales	$279,600	$—	$11,332	$290,932
Gathering and processing	236,475	2,119	—	238,594
Storage	—	—	28,016	28,016
Fractionation	—	—	9,622	9,622
Other	(2,288)	—	7,941	5,653

Total revenues	513,787	2,119	56,911	572,817
Product cost and shrink replacement	170,434	—	11,264	181,698
Operating and maintenance expense	135,782	1,875	24,686	162,343
Depreciation, amortization and accretion	41,523	1,249	3,720	46,492
Direct general and administrative expenses	7,790	—	2,190	9,980
Other, net	10,567	10,406	746	21,719

Segment operating income (loss)	147,691	(11,411)	14,305	150,585
Equity earnings	76,212	28,842	—	105,054

Segment profit	$223,903	$17,431	$14,305	$255,639

Reconciliation to the Consolidated Statement of Income:
Segment operating income				$150,585
General and administrative expenses:
Allocated — affiliate				(32,546)
Third-party direct				(3,102)

Operating income				$114,937

Other financial information:
Segment assets	$1,112,652	$268,471	$98,730	$1,479,853
Other assets and eliminations				(196,376)

Total assets				$1,283,477

Equity method investments	$284,650	$214,526	$—	$499,176
Additions to long-lived assets	$39,391	$—	$9,090	$48,481

	Gathering &	Gathering &
	Processing -	Processing -	NGL
	West	Gulf	Services	Total
	(In thousands)
2006
Segment revenues:
Product sales	$255,907	$—	$16,087	$271,994
Gathering and processing	246,004	2,656	—	248,660
Storage	—	—	25,237	25,237
Fractionation	—	—	11,698	11,698
Other	402	—	5,419	5,821

Total revenues	502,313	2,656	58,441	563,410
Product cost and shrink replacement	159,997	—	15,511	175,508
Operating and maintenance expense	124,763	1,660	28,791	155,214
Depreciation, amortization and accretion	40,055	1,200	2,437	43,692
Direct general and administrative expenses	11,920	1	1,149	13,070
Other, net	5,769	—	719	6,488

Segment operating income	159,809	(205)	9,834	169,438
Equity earnings	61,690	18,050	—	79,740

Segment profit	$221,499	$17,845	$9,834	$249,178

Reconciliation to the Consolidated Statement of Income:
Segment operating income				$169,438
General and administrative expenses:
Allocated — affiliate				(23,721)
Third-party direct				(2,649)

Operating income				$143,068

Other financial information:
Segment assets	$936,317	$281,084	$78,490	$1,295,891
Other assets and eliminations				(3,592)

Total assets				$1,292,299

Equity method investments	$262,245	$221,187	$—	$483,432
Additions to long-lived assets	$25,889	$—	$6,381	$32,270

QUARTERLY FINANCIAL DATA
(Unaudited)
     Summarized quarterly financial data are as follows (thousands, except per-unit amounts):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2008
Revenues	$150,362	$178,245	$175,713	$132,740
Costs and operating expenses	124,050	136,033	127,737	102,232
Net income	43,629	71,822	60,833	15,105	(a)(b)
Basic and diluted net income per limited partner unit:
Net income:
Common units (c)	$0.71	$1.21	$1.00	$0.15
Subordinated units(c) (d)	$0.71	$—	$—	$—

	First	Second		Third	Fourth
	Quarter	Quarter		Quarter	Quarter
2007
Revenues	$133,815	$139,269		$149,576	$150,157
Costs and operating expenses	110,530	103,811		114,077	129,462
Net income	25,137	46,742		47,901	44,851	(e)
Basic and diluted net income per limited partner unit:
Income before cumulative effect of change in accounting principle:
Common units (c)	$0.30	$0.47	(f)	$0.69	$0.52
Subordinated units (c)	$0.30	$0.47	(f)	$0.69	$0.52
Net income:
Common units (c)	$0.30	$0.47	(f)	$0.69	$0.52
Subordinated units (c)	$0.30	$0.47	(f)	$0.69	$0.52

(a)	During September 2008, Discovery’s offshore gathering system sustained hurricane damage and was unable to accept gas from producers while repairs were being made through the end of 2008. In addition, throughout the fourth quarter of 2008 we have seen significantly lower per-unit margins as NGL prices, especially ethane, declined along with the price of crude oil. These lower NGL margins have significantly reduced the profitability of our gathering and processing businesses including Four Corners and our ownership interests in Wamsutter and Discovery.

(b)	The fourth quarter of 2008 includes a $6.2 million impairment of the Carbonate Trend pipeline (see Note 7 Other (Income) Expense).

(c)	Retrospectively adjusted for our adoption of Emerging Issues Task Force No. 07-4, “Application of the Two-Class Method under FASB Statement No. 128 Earnings per Share to Master Limited Partnerships” (see Note 3 Summary of Significant Accounting Policies).

(d)	Subordinated units converted to common on February 19, 2008.

(e)	The fourth quarter of 2007 included a $10.4 million impairment of the Carbonate Trend pipeline (see Note 7 Other (Income) Expense) and reduction in operating income from the shutdown of the Ignacio gas processing plant resulting from a fire.

(f)	We retrospectively adjusted earnings per unit for the second quarter of 2007 to reflect the conversion of our outstanding Class B units into common units on a one-for-one basis, which occurred on May 21, 2007.